Exhibit 10.18

LETTER OF CREDIT REIMBURSEMENT AGREEMENT

Between

MAIR HOLDINGS, INC.,

a Minnesota corporation

And

FIRST INTERSTATE BANK,

a Montana banking corporation

Dated as of April 17, 2006

Relating to:

Kenton County Airport Special Facilities Revenue Bonds, 1999 Series A

in Original Amount of $14,000,000.00

issued for the benefit of Mesaba Aviation, Inc.

TABLE OF CONTENTS

(Not a part of this Reimbursement Agreement)

i

ARTICLE VI - NEGATIVE COVENANTS	8
6.01 Sale or Disposition of Assets	9
6.02 Liabilities, Loans or Liens	9
6.03 Assignment	9

ARTICLE VII - EVENTS OF DEFAULT	9
7.01 Failure to Reimburse	9
7.02 Other Non-Payments	9
7.03 Misrepresentation	9
7.04 Breach of Covenants	9
7.05 Defaults Under Other Documents	10
7.06 Agreement Invalid	10
7.07 Bankruptcy or Insolvency	10

ARTICLE VIII - RIGHTS AND REMEDIES	10
8.01 Defaults Under this Agreement	10
8.02 No Waiver	10
8.03 Right to Perform Company Obligation	11

ARTICLE IX - MISCELLANEOUS	11
9.01 Liability of the Bank	11
9.02 Permitted Contest	11
9.03 Savings Clause; Severability of Provisions; Governing Law	12
9.04 Headings	12
9.05 Amendments and Waivers	13
9.06 Addresses for Notices	12
9.07 Continuing Obligation	12
9.08 Non-Waiver	12
9.09 Counterparts	12

SIGNATURES	13

ii

EXHIBITS:

A - Letter of Credit

B – Assignment of Deposit Account

C – Form of Opinion of Counsel

i

THIS LETTER OF CREDIT REIMBURSEMENT AGREEMENT, dated as of April 17, 2006, is by and between MAIR HOLDINGS, INC., a Minnesota corporation (the “Corporation”), and FIRST INTERSTATE BANK, a Montana banking corporation (the “Bank”).

WITNESSETH:

WHEREAS, pursuant to a Guaranty Agreement dated July 1, 1999, the Corporation guaranteed the obligations of its subsidiary, Mesaba Aviation, Inc. (“Mesaba”), with respect to those certain Kenton County Airport Special Facilities Revenue Bonds, 1999 Series A, in the original amount of $14,000,000 (the “Bonds”); and

WHEREAS, Mesaba filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code on October 13, 2005, an event of default under the ground lease associated with the issuance of the Bonds; and

WHEREAS, the Trustee for the bondholders, UMB Bank, N.A. (the “Trustee”), declared all sums due under the Bonds immediately due and payable, but agreed to forbear acceleration and payment on the Bonds on the condition that the Corporation deliver a letter of credit for the benefit of the Trustee; and

WHEREAS, to enhance the security for the payment obligations evidenced by the Bonds, the Corporation has requested that the Bank issue an irrevocable letter of credit in the form of Exhibit A hereto (together with all replacements thereof and substitutions therefor, the “Letter of Credit”), for the account of the Corporation in favor of the Trustee, in the amount of $13,110,000.00 (the “Letter of Credit Commitment”);

NOW, THEREFORE, in consideration of the above and in order to induce the Bank to issue the Letter of Credit, the Corporation and the Bank hereby agree as follows:

ARTICLE I

LETTER OF CREDIT FACILITY AND REIMBURSEMENT

1.01  Issuance of Letter of Credit. The Bank agrees, on the terms and conditions hereinafter set forth, to issue the Letter of Credit to the Trustee. The Letter of Credit shall expire by its terms on April 17, 2006, but the term shall be automatically renewable for additional one year periods unless the Bank notifies the Trustee at least sixty (60) days prior to the then current expiration date that the Bank has elected not to renew the Letter of Credit. The date on which the Trustee has made the final draw under the Letter of Credit (provided that such drawing is fully honored up to the maximum amount available) is referred to as the “Termination Date” of the Letter of Credit. The Corporation may make written request that Bank not renew the Letter of Credit at least sixty (60) days prior to the then current expiration date and Bank shall thereupon give notice of non-renewal to the Trustee pursuant to this Article 1.01 and the Letter of Credit.

1.02  Reimbursement. The Corporation hereby agrees to pay to the Bank (a) on demand, or in the absence of demand within one (1) business day (being any day other than a Saturday, Sunday or public holiday or the equivalent under the laws of the State of Montana) from the date of a draw under the Letter of Credit, a sum equal to any amounts drawn under the Letter of Credit, together with interest thereon from the date of a draw to the date of payment at a variable per annum interest rate (computed on the basis of a year of 365 days) equal to the Prime Rate (defined below) PLUS one percent (1%) per annum; and (b) on demand, any and all reasonable charges and expenses that the Bank may pay or incur relative to the Letter of Credit and any and all reasonable expenses incurred by the Bank in enforcing any rights under this Agreement. “Prime Rate” shall mean at any time the annual prime rate of interest as published in “Money Rates” of the Money and Investing Section of The Wall Street Journal, Western Edition (which is the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), adjusted as prime rate changes are announced, with the understanding that the such Prime Rate is a base rate and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and as evidenced by the publication thereof in The Wall Street Journal after its announcement in such internal publication or publications as said largest banks may designate; provided, however, that Prime Rate shall mean the equivalent or substitute Prime Rate published in The Wall Street Journal if for any reason there is a change in the basis upon which the Prime Rate is determined or if such Prime Rate is published in a different section of such publication.

1.03  Letter of Credit Extension Fees. The Corporation hereby agrees to pay to the Bank with respect to the Letter of Credit, an annual extension fee computed at the rate of one percent (1.00%) of the maximum Stated Amount (as automatically reduced from time to time pursuant to Exhibit A to the Letter of Credit) at the time such fee is calculated, which shall be on each Reduction Date (as set forth in said Exhibit A). Said extension fee shall be payable annually in advance. The initial annual extension fee shall be payable on the date of issuance of the Letter of Credit (“Date of Issuance”), and so long as the Letter of Credit remains issued and outstanding, the annual extension fee shall be payable thereafter on each annual anniversary of the Date of Issuance until the Termination Date.

1.04  Security Agreement and Other Security Documents. The obligations of the Corporation under this Agreement, including without limitation the Corporation’s obligation to make payments of principal, interest, letter of credit commitment fees and other costs and expenses under this Article I, are to be secured by, among other things, the following, all in form and substance satisfactory to the Bank:

(a)  an Assignment of Deposit Account, in the form of Exhibit B attached hereto (together with all substitutions, replacements, amendments and modifications thereof, the “Pledge Agreement”), to be executed and delivered by the Corporation for the benefit of the Bank on the Date of Issuance, covering cash deposits maintained at Bank in an amount which at all times is at least one hundred percent (100%) of the maximum amount available to be drawn under the Letter of Credit (the “Deposits” or the “Collateral”).

(b)  any and all other documents, security agreements, financing statements or other instruments which the Bank may determine, in its reasonable discretion, are necessary to secure or preserve its lien or security interest in the Collateral, or any other real or personal property hereafter pledged as collateral for the Corporation’s obligations hereunder.

The Pledge Agreement and other documents executed by the Corporation or any other party to secure or guarantee the Corporation’s obligations hereunder are sometimes referred to herein as the “Security Documents.”

1.05  Changes in Law; Costs. If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by the Bank or (b) impose on the Bank any other condition regarding this Agreement or the Letter of Credit, and the result of any event referred to in clause (a) or (b) above shall be to increase the cost to the Bank of issuing or maintaining the Letter of Credit (which increase in cost shall be the result of the Bank’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, (i) within thirty (30) days of the Bank’s obtaining knowledge of such change in law, regulation or interpretation thereof, the Bank shall so notify the Corporation and (ii) upon receipt of such notice from the Bank, the Corporation shall immediately pay to the Bank all additional amounts that are necessary to compensate the Bank for such increased cost incurred by the Bank as a result of any event mentioned in clause (a) or (b) above, and such amount submitted by the Bank to the Corporation shall be conclusive (absent manifest error) as to the amount thereof; provided, however, that nothing herein shall preclude the Corporation from objecting to the amount of any such increased cost by appropriate proceedings if the Corporation has first paid to the Bank the full amount thereof as calculated and submitted by the Bank.

1.06  Expenses. The Corporation hereby agrees to pay the Bank, on demand, any and all expenses, including reasonable attorney’s fees and legal expenses, incurred or paid by the Bank in connection with (a) the preparation and negotiation of this Agreement and the instruments referred to herein, (b) the closing of the transactions contemplated hereby, (c) protecting or collecting the Corporation indebtedness to the Bank under this Agreement, (d) foreclosing against or otherwise enforcing any collateral security therefor, (e) protecting, exercising or enforcing any or all of the Bank’s rights and remedies against the Corporation, including (without limitation) all reasonable fees and disbursements of counsel for the Bank in any reorganization, insolvency, or similar bankruptcy proceeding affecting the Corporation.

1.07  Place and Manner of Payment. All payments to the Bank by the Corporation hereunder shall be made in lawful currency of the United States and in immediately available funds to the account of the Bank at P.O. Box 30918, Billings, Montana 59116-0918, Attention:  Commercial Loan Department.

ARTICLE II

CONDITIONS PRECEDENT TO ISSUANCE OF LETTER OF CREDIT

As conditions precedent to the issuance of the Letter of Credit:

2.01  Receipt of Documents. The Bank shall have received, on or before the Date of Issuance, the following, in form and substance satisfactory to the Bank:

(a)  a favorable opinion of counsel to the Corporation, in substantially the form of Exhibit C hereto, and as to such other matters as the Bank may reasonably request;

(b)  the executed Pledge Agreement along with appropriate, executed financing statements, assignments, and other documents required thereunder;

(c)  an executed copy (or a duplicate thereof) of the Articles of Incorporation and Bylaws of the Corporation;

(d)  an executed copy of the Resolutions of the Corporation authorizing the transactions contemplated under and this Agreement; and

(e)  such other documents, instruments, approvals (and, if requested by the Bank, certified duplicates of executed copies thereof) and opinions as the Bank may reasonably request.

ARTICLE III

NATURE OF CORPORATION’S OBLIGATIONS

3.01  Obligation Unconditional. The obligations of the Corporation under this Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement (except as the Corporation’s obligations may be modified by an action described in subparagraph (f) below), under all circumstances whatsoever, including without limitation the following circumstances:

(a)  any lack of validity or enforceability of the Letter of Credit, or any other agreement or instrument relating hereto or thereto (collectively the “Related Documents”);

(b)  any amendment or waiver of, or any consent to departure from, the terms of all or any of the Related Documents;

(c)  the existence of any claim, set-off, defense or other rights which the Corporation may have at any time against the Trustee or any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting), the Bank or any other person or entity, whether in connection with this Agreement, the Related Documents or any unrelated transaction (but nothing in this subsection (c) shall constitute a waiver by the Corporation of any claim it may have against the Bank);

(d)  any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect whatsoever (unless acceptance of or reliance upon any such statement or document shall constitute gross negligence by the Bank);

(e)  payment by the Bank under the Letter of Credit against presentation of a sight draft or certificate that does not comply with the terms of the Letter of Credit, provided that such payment shall not have constituted gross negligence of the Bank; or

(f)  any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by the Bank, with or without notice or approval by the Corporation, in respect of this Agreement.

3.02  No Other Obligations for Bank. Except as specifically set forth herein or in the Letter of Credit, the Bank shall not be obligated to issue any further credits, to cure any defaults under the Bonds, or otherwise or in any other manner to extend any other financial accommodations to the Corporation.

3.03  Laws Governing Letter of Credit. The Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any subsequent revision thereof (the “Uniform Customs”), and as to matters not covered by the Uniform Customs shall be subject to and governed by the laws of the State of Montana.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Corporation represents and warrants as follows:

4.01  Organization. The Corporation is duly organized as a corporation and is validly existing under the laws of the State of Minnesota and is duly qualified to do business in and is in good standing under the laws of Minnesota and any other jurisdiction in which the conduct of its business or the ownership of its properties makes such qualification necessary.

4.02  Authorization and No Conflict. The execution, delivery and performance by the Corporation of this Agreement, and the instruments and documents executed in connection therewith are within the Corporation’s powers; have been duly authorized by all necessary action, do not contravene (a) the organizational documents of the Corporation or (b) any law or contractual restriction binding on or affecting the Corporation; and (except as provided in this Agreement) do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties.

4.03  Documents Binding. This Agreement, the Pledge Agreement, the Bonds, the other Security Documents and all other instruments and documents executed by the Corporation in connection therewith are the legal, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.04  Litigation. Except as provided in this Section 4.04, there is no pending action or proceeding before any court, governmental agency, or arbitrator against or directly involving the Corporation and, to the best of the Corporation’s knowledge, there is no threatened action or proceeding affecting the Corporation before any court, governmental agency or arbitrator which, as the Corporation is reasonably able to foresee, may materially and adversely affect the financial condition or operations of the Corporation. As has previously been disclosed to the Bank, on October 13, 2005, the Corporation’s subsidiary, Mesaba Aviation, Inc. (“Mesaba”) filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. The Corporation is not currently a party to Mesaba’s bankruptcy proceedings, but it has received notice from the Creditors’ Committee for Mesaba’s bankruptcy that the committee will be conducting an examination of the Corporation under Section 2004 of the United States Bankruptcy Code.

4.05  Financial Statements. The audited consolidated financial statements of the Corporation as of December 31, 2005, which are publicly available in the Corporation’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 9, 2006, have been prepared in conformity with generally-accepted accounting principles applied on a basis consistent with that of the preceding fiscal year (with exceptions duly noted there), and accurately present the financial condition of the Corporation, its subsidiaries, and affiliates as of such date and the results of their operations for the period then ended, and since such date there has been no material adverse change in their financial condition or operations.

4.06  Accuracy and Completeness of Information. All information, reports, and other papers and data with respect to the Corporation furnished to the Bank were, at the time the same were so furnished, complete and correct in all material respects. No fact is known to the Corporation that materially and adversely affects, nor is any fact known on the date hereof that may in the future materially and adversely affect, the business, assets or liabilities, financial condition, results of operations, or business prospects of the Corporation that has not been set forth in such information, reports, papers and data or otherwise disclosed in writing to the Bank. No document furnished or statement made to the Bank in connection with the negotiation, preparation, or execution of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

ARTICLE V

AFFIRMATIVE COVENANTS

As long as the Termination Date has not occurred and as long thereafter as any amount is due and owing to the Bank hereunder, the Corporation will, unless the Bank shall otherwise consent in writing:

5.01  Preservation of Existence. Maintain its existence and remain qualified to do business in Minnesota and all other jurisdictions where the nature of its business makes such qualification necessary.

5.02  Compliance with Laws. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent compliance with any of the foregoing is then being contested as provided in Section 10.02 hereof.

5.03  Inspection Rights. At any reasonable time, and from time to time and as may be reasonably requested, permit the Bank or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Corporation.

5.04  Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of financial transactions and the assets and business of the Corporation in accordance with generally accepted accounting principles.

5.05  Maintenance of Properties. Maintain and preserve all of its properties that are material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

5.06  Reporting Requirements. Furnish to Bank:

(a)                                  Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Corporation which, if determined adversely to the Corporation, could have a material adverse effect on the financial condition, properties, or operations of the Corporation.

(b)                                 General Information. Such other information respecting the condition or operations, financial or otherwise, of the Corporation as the Bank may from time to time reasonably request.

5.07  Environment. Be and remain in material compliance with the provisions of all federal, state and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder.

5.08  Notice of Defaults. Promptly after the Corporation becomes aware, give notice to the Bank of (a) any material adverse change in the financial condition of the Corporation, (b) any default under Article VI of this Agreement of which the Bank would not be expected to have knowledge and which might require the giving of notice before becoming an Event of Default, and (c) the pendency or threat of any litigation or of any tax deficiency against the Corporation, which, if decided adversely to the Corporation, could have a material adverse effect on its business, property or financial condition.

5.09  Further Actions. From time to time, record, register and file all such notices, statements and other documents and take such other steps as may be necessary or advisable to render fully valid and enforceable under all applicable laws the rights, liens and priorities of the Bank with respect to all security from time to time furnished under this Agreement or the Security Agreement, or intended to be so furnished, in each case in such form and at such times as shall be satisfactory to the Bank, and pay all fees and expenses (including attorney’s fees) incident to compliance with this paragraph.

5.10  Payment of Indebtedness. Subject to the provisions of Section 10.02 below, duly and punctually pay or cause to be paid all principal and interest on each such indebtedness (including lease obligations) of the Corporation to third parties; comply with and perform all conditions, terms and obligations of the notes evidencing such indebtedness and the security agreements, deeds of trust and mortgages securing it; promptly inform the Bank of any default or anticipated default under any such note, security agreement, deed of trust or mortgage; and forward to the Bank a copy of any notice of default or notice of an event that might result in default under any such note, security agreement, deed of trust or mortgage.

5.11  Indemnification. Indemnify and hold harmless the Bank from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever that the Bank may incur (or which may be claimed against the Bank by any person or entity whatsoever) by reason of or in connection with (a) any breach by the Corporation of any representation, warranty or covenant contained in this Agreement or any other instrument or document provided to the Bank in connection herewith or (b) the execution and delivery or transfer (to a successor trustee) of, or payment or failure to pay under, the Letter of Credit; provided that the Corporation shall not be required to indemnify the Bank for any claims, damages, losses, liabilities, expenses to the extent, but only to the extent, caused by (i) the gross negligence of the Bank or (ii) the Bank’s willful failure to pay under the Letter of Credit after the presentation to it by The Trustee (or a successor to whom the Letter of Credit has been transferred) of a sight draft and certificate strictly complying with the terms and conditions of the Letter of Credit. Nothing in this Section 5.11 is intended to limit the Corporation’s reimbursement obligation contained in Section 1.02 hereof.

5.12  Performance by Corporation. Duly and punctually perform all of its obligations under the Bonds and the Pledge Agreement.

ARTICLE VI

NEGATIVE COVENANTS

So long as the Termination Date has not occurred or any amount is due and owing to the Bank hereunder, unless the Bank shall otherwise consent in writing, the Corporation agrees not to:

6.01  Sale or Disposition of Assets. Sell, lease, transfer, or otherwise dispose of all or substantially all of its assets, except that the Corporation may utilize its cash and investments (excluding any cash encumbered under the Pledge Agreement) to engage in business opportunities.

6.02  Liabilities, Loans or Liens. Except as allowed or permitted under the terms of the Pledge Agreement and except for the Corporation’s existing commitment to provide debtor-in-possession financing to Mesaba (as has been disclosed in the Corporation’s public filings with the Securities and Exchange Commission), assume, guarantee, endorse or otherwise become liable in an accommodation capacity in connection with the obligations or stock of any person, firm or Corporation, or make any loans or extend credit to any third party, or permit the Collateral to be subjected to any liens.

6.03  Assignment. Assign or attempt to assign or delegate or attempt to delegate all or any portion of its rights and obligations hereunder or under the Pledge Agreement.

ARTICLE VII

EVENTS OF DEFAULT

The occurrence of any of the following events shall be an “Event of Default” hereunder unless waived by the Bank pursuant to Section 10.05 hereof:

7.01  Failure to Reimburse. The Corporation fails to pay when due any amount specified in Section 1.02 hereof and such failure shall remain unremedied for ten (10) days after written notice of such non-payment from the Bank to the Corporation; or

7.02  Other Non-Payments. The Corporation fails to pay when due any amount specified in Sections 1.03 or 1.06  hereof, and such failure shall remain unremedied for thirty (30) days after written notice of such non-payment from the Bank to the Corporation; or

7.03  Misrepresentation. Any representation or warranty made by the Corporation pursuant to Article IV hereof shall prove to have been incorrect in any material respect when made; or

7.04  Breach of Covenants. The Corporation shall fail to perform or observe any other term, covenant or agreement contained herein, including failure to maintain the Deposits in the amount required under Section 1.04(a) hereof, and any such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Corporation by the Bank; provided, however, that if any term, covenant or agreement is such that non-performance or non-observance thereof cannot be corrected within such 30-day period, or if a force majeure prevents correction within such period, the non-performance or non-observance shall not constitute an Event of Default hereunder if corrective action is instituted by Corporation within such period (or, in the event of a force majeure, in whatever period corrective action is practicable) and diligently pursued to correction; or

7.05  Defaults Under Other Documents. The occurrence and continuance of any “Event of Default” as defined in the Pledge Agreement; or

7.06  Agreement Invalid. Any material provision of this Agreement shall at any time for any reason cease to be valid and binding on the Corporation, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Corporation or any governmental agency or authority, or the Corporation shall deny that it has any or further liability or obligation under this Agreement; or

7.07  Bankruptcy or Insolvency. The Corporation shall (a) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of its property, (b) admit in writing its inability to pay its debts generally as they become due, (c) make a general assignment for the benefit of creditors, (d) be adjudicated a bankrupt or insolvent, (e) commence a voluntary case under the federal bankruptcy laws of the United State of America or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any insolvency laws or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or if such shall be instituted in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking in respect of the Corporation, an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, or composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Corporation or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested in good faith, the same shall (i) result in the entry of an order for relief or any such adjudication or appointment, or (ii) continue undismissed, or pending and unstayed, for any period of sixty (60) consecutive days.

ARTICLE VIII

RIGHT AND REMEDIES

8.01  Defaults Under this Agreement. Upon the occurrence of an Event of Default hereunder, or at any time thereafter while such default continues, the Bank, in its sole discretion, may do any one or more of the following:

(a)  if a draw under the Letter of Credit has occurred, declare all amounts due under this Agreement to be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Corporation; or

(b)  exercise any rights and remedies available to it by law or under any other agreement, including without limitation the Pledge Agreement.

8.02  No Waiver. The Bank shall not be deemed to have waived or released any of its rights or remedies (whether specified in or arising under this Agreement or otherwise available to it by law or agreement) unless it signs a written waiver or release. Delay or failure to act on the

Bank’s part shall not constitute a waiver of or otherwise preclude enforcement of any of its rights and remedies. All of the Bank’s rights and remedies shall be cumulative and may be exercised singularly or concurrently. The Bank need not resort to any particular right or remedy before exercising or enforcing any other, and the Bank’s resort to any right or remedy shall not preclude the exercise or enforcement of each other right and remedy.

8.03  Right to Perform Corporation Obligation. Whether or not an Event of Default shall have occurred hereunder, if the Corporation shall fail to perform any of its covenants or obligations hereunder or under the Pledge Agreement, the Bank may (but shall not be obligated to) perform such covenants or obligations on behalf of and at the expense of the Corporation. The Corporation shall reimburse the Bank for the cost of such performance promptly on demand, and the cost thereof, until reimbursed, shall constitute additional indebtedness secured by the Security Documents.

ARTICLE IX

MISCELLANEOUS

9.01  Liability of the Bank. The Corporation assumes all risks of the acts or omissions of the Trustee with respect to its use of the Letter of Credit; provided, however, this assumption with respect to the Bank is not intended to, and shall not, preclude the Corporation’s pursuing such rights and remedies as it may have against the Trustee at law or under any other agreement. Neither the Bank nor any of its officers or directors shall be liable or responsible for: (a) the uses that may be made of the Letter of Credit or for any acts or omissions of the Trustee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Bank against presentation of documents that do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit; provided, however, anything in the preceding clauses (a), (b), (c) and (d) to the contrary notwithstanding, the Corporation shall have a claim against the Bank, and the Bank shall be liable to the Corporation, to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Corporation which the Corporation proves were caused by (i) the Bank’s gross negligence or (ii) the Bank’s willful failure to pay under the Letter of Credit after the presentation to it by the Trustee of a sight draft complying with the terms and conditions of the Letter of Credit.

9.02  Permitted Contest. The Corporation shall not be required under this Agreement to (a) pay any tax, assessment or other charge or comply with any statute, law, rule, regulation or ordinance referred to in Section 5.02 hereof, or (b) make any payment of any indebtedness to any third party, so long as the Corporation shall (i) contest, in good faith, the existence, amount or validity thereof, the amount of damages caused thereby or the extent of its liability therefor, by appropriate proceedings which shall operate during the pendency thereof to prevent (A) the collection of, or other realization upon, the tax, assessment, charge or lien, encumbrance, indebtedness, or obligation so contested, or (B) the sale, forfeiture or loss of any collateral therefor or any property of the Corporation or any part thereof, and (ii) give such security to the Bank as may be reasonably demanded by the Bank to ensure compliance with the foregoing provisions of this Section 10.02. The Corporation shall give prompt written notice to the Bank of the commencement of any contest referred to in this Section 10.02.

9.03  Savings Clause; Severability of Provisions; Governing Law. All warranties, representations, and covenants set forth herein shall survive the termination of this Agreement. If any portion of this Agreement shall be held to be void or unenforceable, the balance thereof shall nonetheless be effective. This Agreement and all exhibits and security documents referenced and provided for herein shall be governed by and construed in accordance with the laws of the State of Montana.

9.04  Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

9.05  Amendments and Waivers. No amendment or waiver of any provision of this Agreement nor consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and the Corporation, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

9.06  Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and if to the Corporation, mailed or hand-delivered to it, addressed to it at 150 South 5th Street, Suite 1360, Minneapolis, Minnesota 55402, or if to the Bank, mailed or hand-delivered to it, addressed to it at P.O. Box 30918, Billings, Montana 59116-0918, Attention:  Commercial Loan Department, or at such other address as shall be designated by such party in a written notice to the other party. All such notices and other communications when mailed, shall be effective three (3) days after the date of deposit in the mails, addressed as aforesaid and, when hand-delivered, shall be effective at time of delivery.

9.07  Continuing Obligation. This Agreement is a continuing obligation and shall (a) be binding upon the Corporation, its successors and permitted assigns, and (b) inure to the benefit of and be enforceable by the Bank and its successors, transferees and assigns. The Corporation may not assign or delegate all or any part of its rights or obligations under this Agreement without the prior written consent of the Bank.

9.08  Non-Waiver. No delay of the Bank in exercising any of its rights hereunder shall constitute a waiver of any such rights. The Bank will not be deemed to have waived any of its rights hereunder, unless its authorized officers shall have signed such waiver in writing. No such waiver, unless expressly stated herein, shall be effective as to any transaction which occurs subsequent to the date of such waiver, nor as to any continuance of a breach after such waiver. No such waiver shall impair any of the rights of the Bank other than those rights expressly waived.

9.09  Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MAIR HOLDINGS, INC.

By	/s/ Robert E. Weil

Title	Chief Financial Officer

“Corporation”

FIRST INTERSTATE BANK

By	/s/ Steve Tostenrud

Title	Vice President

“Bank”